Exhibit 99.1

DIME COMMUNITY BANCSHARES REPORTS SECOND QUARTER 2005 EARNINGS

Operating Earnings Per Share 29 Cents Before Charge for Securities Portfolio Sale
Loan Portfolio Rises by 3% Sequentially

Brooklyn, NY - July 21, 2005 - Dime Community Bancshares, Inc. (NASDAQ: DCOM, the "Company"), the parent company of The Dime Savings Bank of Williamsburgh (the "Bank"), today reported net income of $7.3 million, or 20 cents per diluted share, for the quarter ended June 30, 2005, compared to $12.4 million, or 34 cents per diluted share, for the quarter ended June 30, 2004 and $10.9 million, or 30 cents per diluted share, for the quarter ended March 31, 2005.

On May 18, 2005, the Company announced an asset restructuring, incurring a one-time after tax loss of $3.0 million related to the sale of $276 million of investment and mortgage-backed securities. The securities sold had an average yield of 3.62% and an average estimated duration of 2.4 years. This loss reduced diluted earnings per share by 9 cents in the current quarter. The cash received has been reinvested in overnight funds and other short-term investments as a hedge against further increases in short term interest rates.

Operating earnings, which excludes gains or losses on the sale of securities, were $10.3 million, or 29 cents per diluted share, for the quarter ended June 30, 2005, compared to $12.4 million, or 34 cents per diluted share, for the quarter ended June 30, 2004 and $10.9 million, or 30 cents per diluted share, for the quarter ended March 31, 2005.

Other Second Quarter Highlights

▪	Real estate loan originations totaled $179.2 million, with an average interest rate of 5.74%.

▪	The loan portfolio grew at a 12% annualized rate.

▪	Loan sales to Fannie Mae totaled $15.7 million.

▪	The annualized loan amortization rate decreased slightly to 14% from 15% sequentially.

▪	Total assets declined by 2.9% sequentially.

▪	Net interest margin was 2.75%, twelve basis points lower sequentially.

▪	Non-interest expenses increased 2% sequentially while decreasing 6% year-over-year.

▪	The Company repurchased 197,100 shares into treasury during the quarter.

“Several items contributed to the better than expected operating results in the second quarter," said Vincent F. Palagiano, Chairman and Chief Executive Officer. "These included higher than planned prepayment fee income, a higher than expected yield on assets, and a lower than expected cost of deposits. In addition, the sale of almost half of our investment and mortgage-backed securities portfolio during the quarter provides us with the liquidity to fund future loan originations at significantly higher yields. This transaction also improved the Company’s interest rate risk profile."

Mr. Palagiano further noted, “We are also very close to signing the lease for a new branch in Nassau County, within our existing footprint on the south shore of Long Island, a proven demographic area for our deposit gathering model. The opening of this branch is being undertaken as we look ahead to a more favorable operating environment.”

FINANCIAL RESULTS

For the quarter ended June 30, 2005, the Company’s pre-tax income, excluding the $5.2 million pre-tax loss on the sale of investment and mortgage-backed securities, was $16.2 million, compared to $20.0 million in the same quarter of the previous year. This $3.8 million decrease was primarily due to decreases of $1.9 million in net interest income and $2.5 million in non-interest income, partially offset by a decrease of $619,000 in non-interest expense. Average earning assets declined by $100 million year-over-year and the net interest margin contracted 15 basis points from 2.90% during the June 2004 quarter to 2.75% during the June 2005 quarter. The decline in non-interest income reflected a decline of $2.5 million in prepayment fees. The decrease of $619,000 in non-interest expense was due mainly to lower expenses in various Company benefits plans and to the cessation of quarterly charges related to the amortization of a core deposit premium paid on an earlier acquisition.

On a linked quarter basis, the Company’s pre-tax income, excluding the $5.2 million pre-tax loss on the sale of investment and mortgage-backed securities, decreased $1.0 million from $17.2 million in the March 2005 quarter, to $16.2 million in the June 2005 quarter primarily due to a decline in net interest income of $1.0 million during the period. Net interest margin declined 12 basis points to 2.75% during the June 2005 quarter from 2.87% in the March 2005 quarter. The decline was tempered by an increase in the average yield on interest earning assets of 5 basis points, a sign that asset yields have stabilized The average yield on real estate loans, the largest component of interest earning assets, expanded by 2 basis points sequentially to 5.64%.

Average deposits per branch approximated $104 million at June 30, 2005, lower than the $117 million average at June 30, 2004 and the $108 million average at March 31, 2005. The loan-to-deposit ratio was 122% at June 30, 2005, compared to 104% at June 30, 2004 and 114% at March 31, 2005. Core deposits comprised 53% of total deposits at June 30, 2005, compared to 58% at June 30, 2004 and 56% at March 31, 2005. Not unexpectedly, a component of traditional CD money which resided in core deposits while interest rates were historically low, is now migrating back to CD’s, especially in the current competitive deposit rate environment.

Over the past twelve months, while balance sheet growth has been restrained, the Bank did not aggressively compete for deposits. Promotional rate accounts declined as a percentage of total deposits from 31.5% to 24.6%, as of June 30, 2004 and 2005, respectively, accounting for most of the 11% decline in deposits over that period. This change in proportion has helped minimize overall net interest margin contraction because the cost of deposits component has risen only modestly, by 17 basis points, from 1.75% to 1.92%, during the quarters ended June 30, 2004 and June 30, 2005, respectively.

Non-interest income, excluding gains or losses on the sale of assets, totaled $4.1 million during the quarter ended June 30, 2005, compared to $6.5 million in the quarter ended June 30, 2004 and $3.9 million in the quarter ended March 31, 2005. The variances resulted primarily from prepayment fee income, which totaled $1.3 million in the quarter ended June 30, 2005, $3.8 million in the quarter ended June 30, 2004 and $1.6 million in the quarter ended March 31, 2005.

The Company recorded a net gain of $152,000 on the sale of $15.7 million in loans to Fannie Mae during the quarter ended June 30, 2005. The Company recorded net gains of $207,000 on the sale of $26.8 million in loans to Fannie Mae during the quarter ended June 30, 2004 and $135,000 on the sale of $24.4 million in loans to Fannie Mae during the quarter ended March 31, 2005. Retail banking fee income and loan administration fee income increased $129,000 and $214,000, respectively, during the most recent quarter, contributing to the sequential quarterly increase in non-interest income.

As mentioned previously, the Company recorded a pre-tax loss of $5.2 million on the sale of $276 million of investment and mortgage-backed securities. There were no gains or losses recorded on sales of securities during the quarters ended June 30, 2004 and March 31, 2005.

Non-interest expense totaled $9.9 million during the quarter ended June 30, 2005, a decrease of $619,000, or 6%, from the prior year quarter, and an increase of $175,000, or 2%, sequentially. During the June 2005 quarter compared to the June 2004 quarter, cost savings of $492,000 were realized from adjustments made to various benefit plans. In addition, the core deposit premium associated with deposits acquired as a result of a 1999 acquisition became fully amortized as of January 2005, reducing non-interest expense by $206,000 during the June 30, 2005 quarter. The linked quarter increase in expense is a result of additional Sarbanes-Oxley related expenses of $168,000. At the beginning of the fiscal year, the Company budgeted for an increase in on-going audit costs due mainly to the increased audit cost of complying with Sarbanes-Oxley, however, the $130,000 incurred in June was a one-time charge related to the 2004 audit engagement.

The Company’s efficiency ratio for the quarter ended June 30, 2005 was 38.2% as compared to 34.7% in the year ago quarter and 36.3% in the quarter ended March 31, 2005.

The effective tax rate was 33.9% for the quarter ended June 30, 2005 and 36.8% for the quarter ended March 31, 2005. The decline from the previous quarter resulted from the tax impact of the loss recorded from the sale of investment and mortgage-backed securities during the quarter. The effective tax rate is expected to approximate 36.0% for the full year ending December 31, 2005.

Mr. Palagiano concluded, “We are pleased with the progress we’ve made so far in navigating through this stage of the business cycle. Despite the market pressures on both the asset and liability sides of our balance sheet, we are pleased with our results and our strong financial position. The Company’s returns on equity continue to remain firmly in the double digits, even as equity continues to grow. We remain confident in our ability to achieve future growth as we expand our business into such other closely related areas as commercial real estate and small mixed-use lending. Under all conditions, we remain intent on protecting the long term financial health and integrity of the institution that we have built.”

The Company’s tangible capital ratio has now reached 7.2%, and tangible book value per share is $6.28, an increase of 5.7% since June 30, 2004. During the same period, the Company has repurchased nearly one million shares, or 2.6%, of common stock outstanding since June 30, 2004. The dividend payout ratio last quarter was 46%.

REAL ESTATE LENDING AND CREDIT QUALITY

Real estate loan originations totaled $179.2 million during the quarter ended June 30, 2005, of which $49.5 million, or 28%, represented pure commercial real estate. The average rate on total loan originations during the quarter was 5.74%, compared to 4.80% in the quarter ended June 30, 2004 and 5.49% realized during the quarter ended March 31, 2005. Pure commercial real estate now represents 12.3% of the gross loan portfolio, compared with 9.7% as of June 30, 2004. Real estate loan prepayment and amortization during the June 2005 quarter approximated 14% of the loan portfolio on an annualized basis, compared to 35% during the June 2004 quarter and 15% during the March 2005 quarter.

For the first six months of 2005 total real estate loan originations were $294.3 million with an average rate of 5.64%. The real estate loan prepayment and amortization rate was 15% for the first six months of the year.

At June 30, 2005, the multifamily and mixed use loan commitment pipeline approximated $111.9 million, including loan commitments intended for sale to Fannie Mae of $20.2 million. The average rate on the commitment pipeline is 5.86%.

The Bank continued its solid credit quality performance during the most recent quarter. Non-performing loans were $5.0 million at June 30, 2005, representing 0.15% of total assets. Since June 30, 2005, the Company has resolved several of these loans without incurring any loss.

STOCKHOLDERS EQUITY & SHARE REPURCHASE PROGRAM

The Company’s total stockholders’ equity at June 30, 2005 was $287.5 million, or 8.78% of total assets, compared to $269.5 million, or 7.77% of total assets at June 30, 2004. Tangible stockholders’ equity was $233.2 million at quarter end, equal to 7.24% of tangible assets, compared to $221.7 million, or 6.47% of tangible assets at June 30, 2004.

Excluding the loss recorded on the sale of securities during the second quarter of 2005, the return on average stockholders’ equity was 14.4%, the return on tangible equity was 17.7% and the cash return on average tangible equity (which management considers the best measurement of the Company’s internal capital generation), was 18.3%.

During the June 2005 quarter, the Company repurchased 197,100 shares of its common stock into treasury. As of June 30, 2005, the Company had an additional 1.0 million shares remaining eligible for repurchase under its tenth stock repurchase program, approved in May 2004.

OUTLOOK

At this point in the cycle, the Company is optimistic that yields on the asset side of its balance sheet are beginning to rise. The average yield on interest earning assets rose on a linked quarter basis, from 5.11% to 5.16%. The average yield on real estate loans rose by 2 basis points during the quarter from 5.62% to 5.64%. The average yield on new loans originated during the quarter was 5.74%, above the current portfolio rate. The average yield on loans in the pipeline is 5.86%, also above the current portfolio rate. Furthermore, as a result of the aforementioned securities portfolio restructuring, the Company has over $225 million of short-term investments, equaling approximately 7% of earning assets, tied closely to overnight rates. However, because asset yields are not yet rising as far or as fast as liability costs, further net interest margin contraction is expected over the near term.

Management’s expectation is that the Federal Reserve will continue to raise the Fed Funds rate at a measured pace, as it has consistently announced. As the Federal Reserve moves closer to a point that it considers Fed Funds to be ‘neutral’, and new loan yields provide a reasonable spread, the Company will be more inclined to accelerate balance sheet growth.

At 14%, prepayment and amortization rates continue to be within the range previously discussed by management, and are expected to remain near that level for the balance of the year. While there is potential to increase interest income by converting balance sheet liquidity to loans, there appears to be enough current liquidity to meet existing loan origination needs for the coming quarter. Under these assumptions, the Company now expects third quarter earnings per share will be in the range of $0.24 - $0.26 cents.

CONFERENCE CALL

Management will conduct a conference call at 11:30 A.M. Eastern Time, on Thursday, July 21, 2005, to discuss the Company’s operating performance for the quarterly period ended June 30, 2005.

The conference call will also be available via the Internet by accessing the following Web address: www.dsbwdirect.com or www.vcall.com. Web users should go to the site at least fifteen minutes prior to the call to register, download and install any necessary audio software. The webcast will be available until August 21, 2005.

ABOUT DIME COMMUNITY BANCSHARES

Dime Community Bancshares, Inc., a unitary thrift holding company, is the parent company of The Dime Savings Bank of Williamsburgh, Brooklyn, New York, founded in 1864. With $3.27 billion in assets as of June 30, 2005, the Bank has twenty branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York. More information on the Company and Bank can be found on the Bank's Internet website at www.dimedirect.com.

This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.
Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of the Bank; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

-	tables to follow -

Contact: Kenneth J. Mahon                             Stephanie Prince
Exec. VP and Chief Financial Officer                   Director of Corporate Marketing
718-782-6200 extension 8265                       718-782-6200 extension 8250

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands except share amounts)
	June 30,
	2005	December 31,
	(Unaudited)	2004
ASSETS:
Cash and due from banks	$29,276	$26,581
Investment securities held to maturity	520	585
Investment securities available for sale	70,379	54,840
Mortgage-backed securities held to maturity	-	465
Mortgage-backed securities available for sale	226,736	519,420
Federal funds sold and other short-term assets	225,852	103,291
Real estate Loans:
One-to-four family and cooperative apartment	140,255	138,125
Multi-family and underlying cooperative	1,890,886	1,916,118
Commercial real estate	502,968	424,060
Construction and land acquisition	13,184	15,558
Unearned discounts and net deferred loan fees	(16)	(463)
Total real estate loans	2,547,277	2,493,398
Other loans	2,596	2,916
Allowance for loan losses	(15,534)	(15,543)
Total loans, net	2,534,339	2,480,771
Loans held for sale	3,433	5,491
Premises and fixed assets, net	16,526	16,652
Federal Home Loan Bank of New York capital stock	25,325	25,325
Goodwill	55,638	55,638
Other assets	85,434	88,207
TOTAL ASSETS	$ 3,273,458	$ 3,377,266
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Checking and NOW	$134,854	$138,402
Savings	353,396	362,656
Money Market	618,603	749,040
Sub-total	1,106,853	1,250,098
Certificates of deposit	978,489	959,951
Total Due to depositors	2,085,342	2,210,049
Escrow and other deposits	56,736	48,284
Securities sold under agreements to repurchase	205,520	205,584
Federal Home Loan Bank of New York advances	506,500	506,500
Subordinated Notes Sold	25,000	25,000
Trust Preferred Notes Payable	72,165	72,165
Other liabilities	34,668	27,963
TOTAL LIABILITIES	2,985,931	3,095,545
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 50,400,844 shares and 50,111,988 shares issued at June 30, 2005 and December 31, 2004, respectively, and 37,143,454 shares
and 37,165,740 shares outstanding at June 30, 2005 and December 31, 2004, respectively)	503	501
Additional paid-in capital	200,207	198,183
Retained earnings	266,419	258,237
Unallocated common stock of Employee Stock Ownership Plan	(4,702)	(4,749)
Unearned common stock of Recognition and Retention Plan	(3,094)	(2,612)
Common stock held by the Benefit Maintenance Plan	(7,941)	(7,348)
Treasury stock (13,257,390 shares and 12,946,248 shares
at June 30, 2005 and December 31, 2004, respectively)	(162,348)	(157,263)
Accumulated other comprehensive loss, net	(1,517)	(3,228)
TOTAL STOCKHOLDERS' EQUITY	287,527	281,721
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,273,458	$3,377,266

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share amounts)

	For the Three Months Ended
	June 30,	March 31,	June 30,
	2005	2005	2004

Interest income:
Loans secured by real estate	$35,261	$34,848	$34,450
Other loans	27	32	60
Mortgage-backed securities	3,270	4,490	6,146
Investment securities	755	606	375
Other	1,887	954	386
Total interest income	41,200	40,930	41,417
Interest expense:
Deposits and escrow	10,185	9,381	10,242
Borrowed funds	9,077	8,573	7,301
Total interest expense	19,262	17,954	17,543
Net interest income	21,938	22,976	23,874
Provision for loan losses	60	60	60
Net interest income after
provision for loan losses	21,878	22,916	23,814

Non-interest income:
Service charges and other fees	1,514	1,408	1,742
Net (loss) gain on sales and
redemptions of assets	(5,024)	135	207
Prepayment fee income	1,338	1,585	3,835
Other	1,202	926	948
Total non-interest income	(970)	4,054	6,732
Non-interest expense:
Compensation and benefits	5,625	5,607	6,178
Occupancy and equipment	1,277	1,336	1,253
Core deposit intangible amortization	-	48	206
Other	3,031	2,767	2,915
Total non-interest expense	9,933	9,758	10,552

Income before taxes	10,975	17,212	19,994
Income tax expense	3,717	6,341	7,588

Net Income	$7,258	$10,871	$12,406

Earnings per Share:
Basic	$0.21	$0.31	$0.35
Diluted	$0.20	$0.30	$0.34

Average common shares
outstanding for Diluted EPS	35,644,728	35,757,992	36,135,121

	For the Six Months Ended
	June 30,	June 30,
	2005	2004

Interest income:
Loans secured by real estate	$70,109	$68,065
Other loans	59	123
Mortgage-backed securities	7,760	10,858
Investment securities	1,361	687
Other	2,841	729
Total interest income	82,130	80,462
Interest expense:
Deposits and escrow	19,566	19,246
Borrowed funds	17,650	13,226
Total interest expense	37,216	32,472
Net interest income	44,914	47,990
Provision for loan losses	120	120
Net interest income after
provision for loan losses	44,794	47,870

Non-interest income:
Service charges and other fees	2,922	3,302
Net (loss) gain on sales and
redemptions of assets	(4,889)	783
Prepayment fee income	2,923	6,378
Other	2,128	1,886
Total non-interest income	3,084	12,349
Non-interest expense:
Compensation and benefits	11,232	11,895
Occupancy and equipment	2,614	2,515
Core deposit intangible amortization	48	412
Other	5,797	6,095
Total non-interest expense	19,691	20,917

Income before taxes	28,187	39,302
Income tax expense	10,058	14,556

Net Income	$18,129	$24,746

Earnings per Share:
Basic	$0.52	$0.70
Diluted	$0.51	$0.68

Average common shares
outstanding for Diluted EPS	35,697,973	36,498,106

Core Earnings and Core Cash Earnings Reconciliations:
(In thousands except per share amounts)

Core earnings and related data are "Non-GAAP Disclosures." These disclosures present information which management considers useful to the readers of this report since they present a measure of the results of the Company's ongoing operations (exclusive of significant non-recurring items such as gains or losses on sales of investment or mortgage backed securities) during the period.

In addition, Cash earnings and related data are also "Non-GAAP Disclosures." These disclosures present information which management considers useful to the readers of this report since they present a measure of the tangible equity generated from operations during each period presented. Tangible equity generation is a significant financial measure since banks are subject to regulatory requirements involving the maintenance of minimum tangible capital levels.

The following tables present a reconciliation of GAAP net income and both core earnings and core cash earnings, as well as financial performance ratios determined based upon core earnings and core cash earnings, for each of the periods presented:

	For the Three Months Ended
	June 30,	March 31,	June 30,
	2005	2005	2004

Net income as reported	$ 7,258	$ 10,871	$ 12,406
Pre-tax net loss (gain) on sale of securities	5,176	-	-
Tax effect of adjustments	(2,143)	-	-
Core Earnings	$ 10,291	$ 10,871	$ 12,406
Cash Earnings Additions :
Core Deposit Intangible Amortization	-	48	206
Non-cash stock benefit plan expense	352	343	685
Core Cash Earnings	$ 10,643	$ 11,262	$ 13,297

Performance Ratios (Based upon Core Cash Earnings):
Core Cash EPS (Diluted)	0.30	0.31	0.37
Core Cash Return on Average Assets	1.28%	1.34%	1.54%
Core Cash Return on Average Tangible Stockholders' Equity	18.29%	19.63%	24.48%

	For the Six Months Ended
	June 30,	June 30,
	2005	2004

Net income as reported	$ 18,129	$ 24,746
Pre-tax net loss (gain) on sale of securities	5,176	(516)
Tax effect of adjustments	(2,143)	103
Core Earnings	$ 21,162	$ 24,333
Cash Earnings Additions :
Core Deposit Intangible Amortization	48	412
Non-cash stock benefit plan expense	695	1,479
Core Cash Earnings	$ 21,905	$ 26,224

Performance Ratios (Based upon Core Cash Earnings):
Core Cash EPS (Diluted)	0.61	0.72
Core Cash Return on Average Assets	1.31%	1.60%
Core Cash Return on Average Tangible Stockholders' Equity	18.98%	24.25%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(In thousands except per share amounts)

	For the Three Months Ended
	June 30,	March 31,	June 30,
	2005	2005	2004

Performance Ratios (Based upon Reported Earnings):
Reported EPS (Diluted)	$0.20	$0.30	$0.34
Return on Average Assets	0.87%	1.30%	1.44%
Return on Average Stockholders' Equity	10.18%	15.47%	18.42%
Return on Average Tangible Stockholders' Equity	12.47%	18.95%	22.84%
Net Interest Spread	2.45%	2.59%	2.66%
Net Interest Margin	2.75%	2.87%	2.90%
Non-interest Expense to Average Assets	1.19%	1.16%	1.22%
Efficiency Ratio	38.22%	36.28%	34.71%
Effective Tax Rate	33.87%	36.84%	37.95%

Performance Ratios (Based upon Core Earnings):
Core EPS (Diluted)	$ 0.29	$ 0.30	$ 0.34
Core Return on Average Assets	1.23%	1.30%	1.44%
Core Return on Average Stockholders' Equity	14.44%	15.47%	18.42%
Core Return on Average Tangible Stockholders' Equity	17.69%	18.95%	22.84%

Book Value and Tangible Book Value Per Share:
Stated Book Value Per Share	7.74	7.60	7.22
Tangible Book Value Per Share	6.28	6.27	5.94

Average Balance Data:
Average Assets	$ 3,335,107	$ 3,357,138	$ 3,448,906
Average Interest Earning Assets	3,195,935	3,204,674	3,295,823
Average Stockholders' Equity	285,103	281,038	269,337
Average Tangible Stockholders' Equity	232,728	229,509	217,315
Average Loans	2,501,574	2,481,554	2,351,624
Average Deposits	2,132,556	2,183,923	2,349,850

Asset Quality Summary:
Net charge-offs (recoveries)	($ 14)	($ 1)	$ 37
Nonperforming Loans	5,025	2,712	1,413
Nonperforming Loans/ Total Loans	0.20%	0.11%	0.06%
Nonperforming Assets/Total Assets	0.15%	0.08%	0.04%
Allowance for Loan Loss/Total Loans	0.61%	0.61%	0.60%
Allowance for Loan Loss/Nonperforming Loans	309.13%	561.68%	1028.66%

Regulatory Capital Ratios:
Consolidated Tangible Equity to Tangible Assets at period end	7.24%	7.01%	6.47%
Tangible Capital Ratio (Bank Only)	8.72%	8.23%	7.30%
Leverage Capital Ratio (Bank Only)	8.72%	8.23%	7.30%
Risk -Based Capital Ratio (Bank Only)	13.38%	13.13%	14.46%

	For the Six Months Ended
	June 30,	June 30,
	2005	2004

Performance Ratios (Based upon Reported Earnings):
Reported EPS (Diluted)	$0.51	$0.68
Return on Average Assets	1.08%	1.51%
Return on Average Stockholders' Equity	12.81%	18.07%
Return on Average Tangible Stockholders' Equity	15.71%	22.53%
Net Interest Spread	2.52%	2.84%
Net Interest Margin	2.81%	3.08%
Non-interest Expense to Average Assets	1.18%	1.28%
Efficiency Ratio	37.23%	35.12%
Effective Tax Rate	35.68%	37.04%

Performance Ratios (Based upon Core Earnings):
Core EPS (Diluted)	$ 0.59	$ 0.67
Core Return on Average Assets	1.26%	1.49%
Core Return on Average Stockholders' Equity	14.95%	17.76%
Core Return on Average Tangible Stockholders' Equity	18.33%	22.16%

Book Value and Tangible Book Value Per Share:
Stated Book Value Per Share	7.74	7.22
Tangible Book Value Per Share	6.28	5.94

Average Balance Data:
Average Assets	$ 3,346,123	$ 3,271,553
Average Interest Earning Assets	3,200,304	3,113,490
Average Stockholders' Equity	283,071	273,961
Average Tangible Stockholders' Equity	230,843	219,649
Average Loans	2,491,565	2,285,007
Average Deposits	2,158,240	2,247,246

Asset Quality Summary:
Net charge-offs (recoveries)	($ 15)	$ 67
Nonperforming Loans	5,025	1,413
Nonperforming Loans/ Total Loans	0.20%	0.06%
Nonperforming Assets/Total Assets	0.15%	0.04%
Allowance for Loan Loss/Total Loans	0.61%	0.60%
Allowance for Loan Loss/Nonperforming Loans	309.13%	1028.66%

Regulatory Capital Ratios:
Consolidated Tangible Equity to Tangible Assets at period end	7.24%	6.47%
Tangible Capital Ratio (Bank Only)	8.72%	7.30%
Leverage Capital Ratio (Bank Only)	8.72%	7.30%
Risk -Based Capital Ratio (Bank Only)	13.38%	14.46%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
ANALYSIS OF NET INTEREST INCOME

	For the Three Months Ended
		June 30, 2005
			Average
	Average		Yield/
	Balance	Interest	Cost
	(Dollars In Thousands)
Assets:
Interest-earning assets:
Real Estate Loans	$2,499,139	$35,261	5.64%
Other loans	2,436	27	4.43
Mortgage-backed securities	369,470	3,270	3.54
Investment securities	90,384	755	3.34
Other short-term investments	234,506	1,887	3.22
Total interest earning assets	3,195,935	$41,200	5.16%
Non-interest earning assets	139,172
Total assets	$3,335,107

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
NOW, Super Now accounts	$40,801	$103	1.01%
Money Market accounts	670,907	2,869	1.72
Savings accounts	358,382	493	0.55
Certificates of deposit	966,386	6,720	2.79
Total interest bearing deposits	2,036,476	10,185	2.01
Borrowed Funds	809,248	9,077	4.50
Total interest-bearing liabilities	2,845,724	19,262	2.71%
Checking accounts	96,080
Other non-interest-bearing liabilities	108,200
Total liabilities	3,050,004
Stockholders' equity	285,103
Total liabilities and stockholders' equity	$3,335,107
Net interest income		$21,938
Net interest spread			2.45%
Net interest-earning assets	$350,211
Net interest margin			2.75%
Ratio of interest-earning assets
to interest-bearing liabilities			112.31%

	For the Three Months Ended
		March 31, 2005
			Average
	Average		Yield/
	Balance	Interest	Cost
	(Dollars In Thousands)
Assets:
Interest-earning assets:
Real Estate Loans	$2,478,992	$34,848	5.62%
Other loans	2,562	32	5.00
Mortgage-backed securities	504,077	4,490	3.56
Investment securities	68,252	606	3.55
Other short-term investments	150,791	954	2.53
Total interest earning assets	3,204,674	$40,930	5.11%
Non-interest earning assets	152,464
Total assets	$3,357,138

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
NOW, Super Now accounts	$43,071	$108	1.02%
Money Market accounts	724,333	2,717	1.52
Savings accounts	360,842	491	0.55
Certificates of deposit	961,947	6,065	2.56
Total interest bearing deposits	2,090,193	9,381	1.82
Borrowed Funds	804,339	8,573	4.32
Total interest-bearing liabilities	2,894,532	17,954	2.52%
Checking accounts	93,730
Other non-interest-bearing liabilities	87,838
Total liabilities	3,076,100
Stockholders' equity	281,038
Total liabilities and stockholders' equity	$3,357,138
Net interest income		$22,976
Net interest spread			2.59%
Net interest-earning assets	$310,142
Net interest margin			2.87%
Ratio of interest-earning assets
to interest-bearing liabilities			110.71%

	For the Three Months Ended
		June 30, 2004
			Average
	Average		Yield/
	Balance	Interest	Cost
	(Dollars In Thousands)
Assets:	$2,348,236	$34,450	5.87%
Interest-earning assets:	3,388	60	7.08
Real Estate Loans	750,157	6,146	3.28
Other loans	45,188	375	3.32
Mortgage-backed securities	148,854	386	1.04
Investment securities	3,295,823	$41,417	5.03%
Other short-term investments	153,083
Total interest earning assets	$3,448,906
Non-interest earning assets
Total assets

Liabilities and Stockholders' Equity:	$41,128	$105	1.02%
Interest-bearing liabilities:	844,621	3,177	1.51
NOW, Super Now accounts	371,427	500	0.54
Money Market accounts	998,037	6,460	2.60
Savings accounts	2,255,213	10,242	1.82
Certificates of deposit	718,812	7,301	4.07
Total interest bearing deposits	2,974,025	17,543	2.37%
Borrowed Funds	94,637
Total interest-bearing liabilities	110,907
Checking accounts	3,179,569
Other non-interest-bearing liabilities	269,337
Total liabilities	$3,448,906
Stockholders' equity		$23,874
Total liabilities and stockholders' equity			2.66%
Net interest income	$321,798
Net interest spread			2.90%
Net interest-earning assets
Net interest margin			110.82%
Ratio of interest-earning assets
to interest-bearing liabilities